*** FOR IMMEDIATE RELEASE ***

InfoSearch Media’s 2005 Revenue Grows 234% Year over Year

MARINA DEL REY, CA, March 13, 2006 - Leading online media and search marketing firm InfoSearch Media, Inc. (OTC:BB:ISHM) today reported revenue of $9.4 million, compared to $2.8 million for 2004, an increase of 234%.

In accordance with generally accepted accounting principles (GAAP), InfoSearch reported income of $0.3 million, or $0.01 per share (basic and diluted) for 2005, compared to a net loss of $(4.3 million), or $(0.13) per share (basic and diluted) for 2004. The results for the 2005 fiscal year included $0.6 million in non-cash equity compensation expenses related to options and restricted stock grants provided to consultants, members of the Board of Directors and employees and $0.5 million gain related to a change in the fair value of warrants issued in November 2005.

“We view 2006 as a year of investment in our business as we further develop and enhance our two product groups, Content Logic and Web Properties, and set the foundation to further scale our business. As a result of our efforts in building the two businesses, we expect modest revenue growth in 2006, with 2006 revenues primarily derived from ContentLogic, and accelerating overall growth in 2007,” explained George Lichter, CEO of InfoSearch. “With the addition of Answerbag.com, we now have the essential pieces in place to take advantage of the increased opportunity presented by web-based content. We expect to maintain our leadership position in the delivery of both user-generated and internally developed content for search engine marketing,” concluded Mr. Lichter.

About InfoSearch Media
InfoSearch Media (http://www.infosearchmedia.com) helps businesses succeed on the web by implementing content-based solutions that can simultaneously increase online search engine rankings and website sales performance. Priced for the small and medium sized business, Infosearch Media drives website performance through its two products: ContentLogic and ArticleInsider.

Safe Harbor Statement
This release contains “forward-looking statements” that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to the challenges of attracting new customers and maintaining existing customers and developing, deploying and delivering InfoSearch services; a failure to complete our contemplated financing arrangements; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in InfoSearch’s filings with the Securities and Exchange Commission. In particular, see InfoSearch’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from InfoSearch. InfoSearch does not assume any obligation to update the forward-looking information contained in this press release.

Investor Contact:
Alex Wellins
The Blueshirt Group, for InfoSearch Media
415/217-5861
alex@blueshirtgroup.com

Media Contact:
InfoSearch Media, Inc.
Frank Knuettel, II
Chief Financial Officer
310-822-1103
frank@infosearchmedia.com

INFOSEARCH MEDIA, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004

NET SALES	$9,364,401	$2,799,622
COST OF SALES	2,344,021	1,650,907
GROSS PROFIT	7,020,380	1,148,715

COSTS AND EXPENSES:
Selling expenses	2,337,748	2,299,243
General and administrative	4,954,908	3,163,017
TOTAL COSTS AND EXPENSES	7,292,656	5,462,260

LOSS FROM OPERATIONS	(272,276)	(4,313,545)

CHANGE IN FAIR VALUE OF WARRANTS	536,900	-
INTEREST INCOME/EXPENSE	50,373	(9,319)

NET INCOME (LOSS)	$314,998	$(4,322,864)

GAIN (LOSS) PER SHARE - BASIC	$0.01	$(0.13)

GAIN (LOSS) PER SHARE - DILUTED	$0.01	$(0.13)

BASIC WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	42,277,775	33,560,275

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	43,055,104	33,560,275

INFOSEARCH MEDIA, INC.
BALANCE SHEET
DECEMBER 31, 2005

ASSETS

CURRENT ASSETS:
Cash	$4,828,560
Accounts receivable	4,449
Due from related parties	25,000
Prepaid expenses and other current assets	209,762
TOTAL CURRENT ASSETS	5,067,771

EMPLOYEE ADVANCE	2,500

PROPERTY AND EQUIPMENT	285,021

CONTENT DEVELOPMENT	349,054

SECURITY DEPOSIT	37,500

TOTAL ASSETS	$5,741,846

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$276,704
Accrued Bonuses	176,505
Accrued Exoenses	267,847
Current portion of deferred revenue	2,074,103
Provision for refunds payable/bad debts	44,151
Current portion of capital lease obligations	33,004
TOTAL CURRENT LIABILITIES	2,873,114

CAPITAL LEASE OBLIGATIONS	17,621

FAIR VALUE OF WARRANTS LIABILITY	2,526,272

DEFERRED REVENUE	553,943

TOTAL LIABILITIES	5,970,950

STOCKHOLDERS' DEFICIT:
Preferred stock, undesignated, par value $0.001 per share, 25,000,000 shares authorized; no shares issued and outstanding;	-
Common stock, $0.001 par value, authorized 200,000,000 shares; issued and outstanding 42,277,775	42,278.00
Additional paid in capital	6,056,290.96
Accumulated deficit	(6,327,672.42)
TOTAL STOCKHOLDERS' DEFICIT	(229,103.46)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$5,741,846

INFOSEARCH MEDIA, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$314,998	$(4,322,864)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	420,595	77,798
Stock based compensation	645,502	-
Change in fair value of warrants	(536,900)

Changes in assets and liabilities:
Accounts receivable	130,577	(106,872)
Prepaid expenses and other current assets	(160,706)	(31,652)
Accounts payable, accrued expenses and other liabilities	(368,974)	192,782
Amounts refunded to customers	(754,659)	798,810
Deferred revenue	(4,608,043)	4,655,910
Total adjustments	(5,232,608)	5,586,776

NET CASH (USED IN) AND PROVIDED BY OPERATING ACTIVITIES	(4,917,611)	1,263,912

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures - fixed assets	(158,459)	(190,109)
Capital expenditures - content development	(604,491)	-
NET CASH USED IN INVESTING ACTIVITIES	(762,950)	(190,109)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of capital lease obligations	(32,034)	(20,737)
Loan to stockholders	-	69,486
Gross proceeds from private placement and sale of common Stock	8,767,845	(4,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,735,811	44,749

NET INCREASE IN CASH	3,055,250	1,118,552

CASH - BEGINNING OF PERIOD	1,328,958	210,406

CASH - END OF PERIOD	$4,384,208	$1,328,958